Exhibit 11

COMPUTATIONS OF PER SHARE EARNINGS

Earnings per share are based on net income divided by the average number of shares outstanding including common stock equivalents during the period.

                                    Three months            Six months
                                       ended                  ended
                                     March 31              March 31
(Dollars and shares in
thousands)                     1996        1995        1996      1995
                            ----------- ----------   --------  -------


Average outstanding shares     80,345     81,375      80,584     81,489
Common stock equivalents
     Primary                    2,573      1,335       2,536      1,335
     Fully diluted              2,721      1,502       2,721      1,502

Total shares
     Primary                   82,918     82,710      83,120     82,824
     Fully diluted             83,065     82,878      83,305     82,991

Net income                    $75,212    $63,040    $149,163   $126,344


Earnings per share:
     Primary                    $0.91      $0.76       $1.79      $1.52
     Fully diluted              $0.91      $0.76       $1.79      $1.52